IDT Corporation to Sell U.K. Based Toucan Consumer Phone Services Business to Pipex Communications plc

September 7, 2006 - Newark, N.J., September 7, 2006 - IDT Corporation (NYSE: IDT, IDT.C) today announced that Pipex Communications plc has agreed to purchase IDT's U.K.-based Toucan consumer phone services business for £20m in cash and £4m in Pipex stock. Pipex Communications plc (AIM: PXC.L) is a U.K.-based provider of integrated telecommunications and internet solutions including broadband, voice, domain name registrations and hosting.

According to terms of the agreement, Pipex will assume Toucan's existing customer base and the current employees supporting its operations. IDT also expects to enter into certain commercial agreements with Pipex to continue providing international termination for the Toucan operation, as well as customer support.

About IDT

IDT Corporation is an innovative and opportunistic multinational holding company with operations that span various industries. Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT's Capital division incubates newer businesses, and the company's Spectrum subsidiary holds its spectrum license assets. IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Through Net2Phone, the company also provides a range of voice over Internet protocol (VoIP) communications services. IDT Capital's operations include an Energy Services Company (ESCO) in New York State, brochure distribution and other initiatives. IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

About Pipex

Pipex is a multiple award-winning provider of integrated telecommunications and Internet services. With a broad customer base including small/home-offices and blue chip companies, Pipex provides a comprehensive range of consumer, business and corporate voice, broadband, security domain name registration and shared and dedicated hosting solutions. Pipex's focus is simple: enabling businesses and consumers to achieve their aspirations through proven communications services and emerging technologies. This is achieved through an extensive portfolio of high-speed Internet connectivity, managed services and hosting, security and voice products - combining exceptional performance, innovation and a commitment to customer service.

Owning one of the UK's most extensive communication networks, Pipex boasts more than 100 Points of Presence (PoPs) nationwide. In addition, state-of-the-art data centres, which are manned and monitored 24x7, ensure the security of Pipex's customers' business critical applications. Its commitment to investing in its technology infrastructure ensures that Pipex continues to deliver the most scalable, resilient, secure and reliable services.